Exhibit 99.1

PRESS RELEASE

Imperva Announces Departure of its Chief Revenue Officer

Company Commences CRO Search with Heidrick & Struggles

REDWOOD SHORES, Calif. — February 15, 2018 — Imperva, Inc. (NASDAQ:IMPV), a cybersecurity leader that delivers best-in-class solutions to protect data and applications on-premises, in the cloud, and across hybrid environments, today announced that its Chief Revenue Officer, Mike Mooney, has decided to resign in order to pursue other interests. Mr. Mooney will remain with Imperva through February 23, 2018. The company has retained Heidrick & Struggles, a leading executive search firm, to assist in recruiting a permanent CRO.

“We are fortunate to have very seasoned Sales leaders who will help ensure continuity while we conduct our search. We are looking for a global Sales leader to help us take the company to the next level as we continue our transformation,” said Chris Hylen, Imperva’s President and Chief Executive Officer. “We remain focused and committed to accelerating our go-to-market strategy and delivering for our customers, and I am confident that Imperva will remain on track to execute its profitable growth strategy.”

“I’d like to thank Mike for his contributions to the company, and for his help more recently in architecting the sales organization to deliver on our strategy and growth priorities,” added Mr. Hylen. “We wish him all the very best in his endeavors.”

“I’ve enjoyed my time at Imperva, and wish my colleagues continued success in the future,” stated Mr. Mooney.

About Imperva

Imperva® is a leading cybersecurity company that delivers best-in-class solutions to protect data and applications – wherever they reside – on-premises, in the cloud, and across hybrid environments. The company’s Incapsula, SecureSphere, and CounterBreach product lines help organizations protect websites, applications, APIs, and databases from cyberattacks while ensuring compliance. Imperva innovates using data, analytics, and insights from our experts and our community to deliver simple, effective and enduring solutions that protect our customers from cybercriminals. Learn more at www.imperva.com, our blog, or Twitter.

Forward Looking Statements

This press release contains forward-looking statements, including without limitation those regarding the company’s expectations regarding execution of its profitable growth strategy. These forward-looking statements are subject to material risks and uncertainties that may cause actual results to differ substantially from expectations. Investors should consider important risk factors, which include: demand for the company’s cyber security solutions may not increase or may decrease, including as a result of global macroeconomic conditions and other economic conditions that may reduce enterprise software or security spending generally or customer perceptions about the necessity or reliability of solutions such as ours; the company may not timely introduce new products or services or versions of its products or services and such products or services may not be accepted by the market or may have defects, errors, outages or failures; competitors may be perceived by customers to offer greater value or to be better positioned to help handle cyber security threats and protect their businesses from major risk; existing customers may focus their additional cyber security spending on other technologies or addressing other risks; the company’s growth may be lower than anticipated; the markets that the company addresses may not grow as anticipated; the company may not be able to achieve the anticipated operational efficiencies and other benefits of the restructuring initiative; and other risks detailed under the caption “Risk Factors” in the company’s Form 10-Q filed with the Securities and Exchange Commission, or the SEC, on November 9, 2017 and the company’s other SEC filings. You can obtain copies of the company’s SEC filings on the SEC’s website at www.sec.gov.

© 2018 Imperva, Inc. All rights reserved. Imperva, the Imperva logo, CounterBreach, Incapsula, SecureSphere, ThreatRadar, and Camouflage along with its design are trademarks of Imperva, Inc. and its subsidiaries.

Investor Relations

Seth Potter, 646-277-1230

IR@imperva.com

Seth.Potter@icrinc.com